STATE OF DELAWARE
                             DELAWARE INTO DELAWARE
                               AGREEMENT OF MERGER

         Now on this 10th day of July, 2008 A.D., the Hankersen International Corp. and the Asia Cork Inc., both Delaware Corporations, pursuant to Section 251 of the General Corporation Law of the State of Delaware, have entered into the following Agreement of Merger;

         WITNESSETH that:

         WHEREAS, the respective Boards of Directors of the foregoing named corporations deem it advisable that the corporations merge into a single corporation as hereinafter specified; and

         WHEREAS, said Hankersen International, Corp.

filed its Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on August 1, 1996; and

         WHEREAS, said Asia Cork, Inc. filed its Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on July 2, 2008

         NOW, THEREFORE, the corporations, parties to this Agreement, by and between their respective Boards of Directors, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and of carrying the same into effect as follows:

         FIRST: The Hankersen International, Corp. hereby merges into itself Asia Cork Inc. and said Asia Cork Inc. shall be and hereby is merged into Hankersen International, Corp., which shall be the surviving corporation.

         SECOND: The Certificate of Incorporation of Hankersen International Corp., as in effect on the date of the merger provided for in this Agreement, shall continue in - full force and effect as the Certificate of Incorporation of the corporation surviving this merger.


         THIRD: The manner of converting the outstanding shares of each of the constituent corporations shall be as follows: Each share of Asia Cork Inc. shall be exchanged for one share of Hankersen International Corporation.



         FOURTH: This merger shall become effective upon filing with the Secretary of State of Delaware.

         IN WITNESS WHEREOF, the parties to this Agreement, pursuant to authority duly given by their respective Boards of Directors, have caused this Agreement of Merger to be executed by an authorized officer of each party hereto.


                              HANKERSEN INTERNATIONAL CORP.

                                    By: /s/ Pengcheng Chen
                                        ------------------
                                        Chief Executive Officer



                              ASIA CORK INC.

                                    By: /s/ Pengcheng Chen
                                        ------------------
                                        Director